                                                                     EXHIBIT 5.1


                              [TELLABS LETTERHEAD]

                                January 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: up to 40,916,698 shares of Common Stock, $.01 par value per share, of Tellabs, Inc.

Ladies and Gentlemen:

         I am Vice President and Deputy General Counsel of Tellabs Operations, Inc., a Delaware corporation and wholly-owned subsidiary of Tellabs, Inc., a Delaware corporation (the "Company"), and, in such capacity, I am familiar with the proceedings to date in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-8 (the "Registration Statement") relating to (i) the registration of up to 2,916,698 shares of Common Stock, $.01 par value per share, of the Company (the "New Ocular Shares") pursuant to the terms of the Agreement and Plan of Merger dated as of November 29, 2001 among the Company, Orbit Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Sub"), and Ocular Networks, Inc., a Delaware corporation ("Ocular"), which provides for the merger (the "Merger") of Sub with and into Ocular, with Ocular surviving as a wholly owned subsidiary of the Company, and (ii) the registration of up to 38,000,000 shares of Common Stock, $.01 par value per share, of the Company (the "New Company Shares"), reserved for issuance pursuant to the exercise of options granted under the Tellabs, Inc. 2001 Stock Option Plan, effective as of January 24, 2001.

         Based on the foregoing, I am of the opinion that:

         1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

         2. Each New Ocular Share that is newly issued will be legally issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and (ii) the Merger shall have become effective under the Delaware General Corporation Law.

         3. Each New Company Share that is newly issued will be legally issued, fully paid and non-assessable when the Registration Statement, as finally amended, shall have become effective under the Securities Act

         The foregoing opinions are limited to the federal laws of the United States of America and the Delaware General Corporation Law. I express no opinion as to the application of the securities or blue sky laws of the various states to the sale of the New Ocular Shares or the New Company Shares.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to my name included in or made a part of the Registration Statement.

                                             Very truly yours,

                                             /s/ James M. Sheehan

                                             James M. Sheehan
                                             Vice President and
                                             Deputy General Counsel
                                             Tellabs Operations, Inc.